SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

United Rentals, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

06-1522496
(I.R.S. Employer Identification No.)

Five Greenwich Office Park
Greenwich, Connecticut 06830
(203) 622-3131
(Address of Principal Executive Offices)

United Rentals, Inc. 401(k) Investment Plan
United Rentals, Inc. Acquisition Plan
(Full Title of Plan)

Michael J. Nolan
Five Greenwich Office Park
Greenwich, Connecticut 06830
(Name and Address of Agent For Service)

(203) 622-3131
(Telephone Number, Including Area Code of Agent For Service)

A copy of all communications, including communications sent to the agent for service, should be sent to:

Joseph Ehrenreich, Esq. Ehrenreich Eilenberg & Krause LLP 11 East 44th Street New York, NY 10017 (212) 986-9700	Malcolm E. Landau, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.01 per share (3)	750,000	$14.14	$10,605,000	$976

(1)  Represents (i) up to 700,000 shares that may be acquired, with employer and employee contributions, by participants in the United Rentals, Inc. 401(k) Investment Plan, and (ii) up to 50,000 shares that may be acquired, with employer and employee contributions, by participants in the United Rentals, Inc. Acquisition Plan.

(2)  Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) based upon the average of the high and low sales prices of the registrant’s common stock on August 15, 2002, as reported on the New York Stock Exchange Composite Tape.

(3)  Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate number of interests to be offered or sold pursuant to the employee benefit plans covered hereunder. In accordance with Rule 457(h)(2) under the Securities Act no separate fee calculation is made for plan interests.

EXPLANATORY NOTE

This Registration Statement registers shares of our company’s common stock that may be acquired, with employer and employee contributions, by participants in the United Rentals, Inc. 401(k) Investment Plan and by participants in the United Rentals, Inc. Acquisition Plan. This Registration Statement does not cover any reoffers or resales of shares by executive officers or directors of our company

As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of our company’s previously filed Registration Statement on Form S-8, Registration No. 333-39770, which registered (i) 200,000 shares of our common stock that were to be acquired, with employer and employee contributions, by participants in the United Rentals, Inc. 401(k) Investment Plan, and (ii) 50,000 shares of our common stock that were to be acquired, with employer and employee contributions, by participants in the United Rentals, Inc. Acquisition Plan.

Item 8.    Exhibits.

23	Consent of Ernst & Young LLP

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut, on the 22nd day of August, 2002.

UNITED RENTALS, INC.

By:	/S/ MICHAEL J. NOLAN
Michael J. Nolan Chief Financial Officer

/S/ BRADLEY S. JACOBS Bradley S. Jacobs	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	August 22, 2002

/S/ WAYLAND R. HICKS Wayland R. Hicks	Director	August 22, 2002

/S/ JOHN N. MILNE John N. Milne	Director	August 22, 2002

/S/ JOHN S. MCKINNEY John S. McKinney	Director	August 22, 2002

Leon D. Black	Director

/S/ RONALD M. DEFEO Ronald M. DeFeo	Director	August 22, 2002

Michael S. Gross	Director

/S/ GERALD TSAI, JR. Gerald Tsai, Jr.	Director	August 22, 2002

/S/ TIMOTHY J. TULLY Timothy J. Tully	Director	August 22, 2002

/S/ CHRISTIAN M. WEYER Christian M. Weyer	Director	August 22, 2002

/S/ MICHAEL J. NOLAN Michael J. Nolan	Chief Financial Officer (Principal Financial Officer)	August 22, 2002

/S/ JOSEPH B. SHERK Joseph B. Sherk	Vice President, Corporate Controller (Principal Accounting Officer)	August 22, 2002